UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2023

ALPHATEC HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1950 Camino Vida Roble

Carlsbad, California 92008

(Address of Principal Executive Offices)

(760) 431-9286

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.0001 per share	ATEC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 24, 2023, Alphatec Holdings, Inc. (the “Company”) entered into an Underwriting Agreement, as amended by the First Amendment to Underwriting Agreement, dated October 26 2023 (the “Underwriting Agreement”), with Morgan Stanley & Co. LLC, Cowen and Company, LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 14,300,000 shares of common stock of the Company (the “Offering”) at a public offering price of $10.50 per share. Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 2,145,000 shares of common stock at the public offering price per share, less underwriting discounts and commissions. The Company estimates gross proceeds from the Offering, assuming no exercise of the Underwriters’ option to purchase additional shares and before deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, will be approximately $150 million. The Offering is expected to close on October 27, 2023, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. In addition, pursuant to the terms of the Underwriting Agreement, the executive officers, directors and certain shareholders of the Company have entered into “lock-up” agreements with the underwriters, which generally prohibit the sale, transfer or other disposition of securities of the Company for a 90-day period, subject to certain exceptions.

The Offering is being made pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-217336), including the prospectus dated April 19, 2023, as supplemented by a prospectus supplement dated October 24, 2023. This Current Report on Form 8-K shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Offering may only be made by means of the prospectus supplement and related base prospectus.

The foregoing description of the Underwriting Agreement and the First Amendment to the Underwriting Agreement are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement and the First Amendment to the Underwriting Agreement, copies of which are filed herewith as Exhibit 1.1 and Exhibit 1.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. A copy of the opinion of Dentons Durham Jones Pinegar P.C., relating to the legality of the issuance and sale of the shares of common stock in the Offering, is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On October 24, 2023, the Company issued a press release announcing the pricing of the Offering. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

1.1	Underwriting Agreement dated October 24, 2023

1.2	First Amendment to Underwriting Agreement dated October 26, 2023

5.1	Opinion of Dentons Durham Jones Pinegar P.C.

23.1	Consent of Dentons Durham Jones Pinegar P.C. (contained in Exhibit 5.1)

99.1	Press Release of Alphatec Holdings, Inc., dated October 24, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2023	ALPHATEC HOLDINGS, INC.

	By:	/s/ J. Todd Koning
	Name:	J. Todd Koning
	Its:	Chief Financial Officer